Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES ANNOUNCES

COMPLIANCE WITH NASDAQ LISTING STANDARDS

EMERYVILLE, Calif., November 20, 2007 – Neurobiological Technologies, Inc. (“NTI”) (Nasdaq: NTII) today announced that it was notified on November 19, 2007 by The NASDAQ Stock Market that it has regained compliance with applicable NASDAQ Capital Market continued listing standards. Previously, the NASDAQ Listing Qualifications Department had notified NTI that it was not in compliance with the $35 million market value of listed securities continued listing requirement. NTI regained compliance following the closing on November 2, 2007 of its underwritten stock offering, in which it raised gross proceeds of $60 million and net proceeds of approximately $55 million through the offering and sale of 21,818,181 shares of common stock.

About Neurobiological Technologies, Inc.

NTI is a specialty biopharmaceutical company with expertise in identifying and acquiring promising drug candidates and in designing and managing late-stage clinical trials for central nervous system conditions. The company is currently developing Viprinex (TM) (ancrod), a novel reperfusion agent that is in pivotal Phase 3 trials for the treatment of acute ischemic stroke.

Contact:

Craig W. Carlson, Vice President and Chief Financial Officer of Neurobiological

Technologies, Inc., +1-510-595-6000

http://www.ntii.com